Exhibit 11.2


                                 EARNINGS PER SHARE
                             FULLY DILUTED COMPUTATION
                ($ in millions, except share and per share amounts)


                                                 Six Months Ended
                                                    December 31,
                                              ---------------------

                                               1996           1995
                                              -------        ------


Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 81.0        $ 65.8
   Deduct dividends on 4 Percent
   cumulative preferred stock                    (.2)          (.2)
                                              --------      -------
   Earnings from continuing operations
    available to common shareholders            80.8          65.6
   Discontinued operations                      (2.1)         30.7
                                              --------      -------

   Available for common shareholders          $ 78.7        $ 96.3
                                              ========      =======


Number of shares:
  Weighted average shares outstanding 74,173,030 76,098,488 Shares issuable upon exercise of stock options,net of shares assumed
   to be repurchased                        1,772,927    1,181,659
                                           ----------   ----------
                                           75,945,957   77,280,147
                                           ==========   ==========



Earnings per common share:
  Continuing operations                        $ 1.07      $ .85
  Discontinued operations                        (.03)       .40
                                               -------     -----

  Net earnings                                 $ 1.04     $ 1.25
                                               =======    ======